Exhibit 99

ANTs Software Announces 2009 Shareholders’ Meeting

SAN FRANCISCO--(BUSINESS WIRE)--December 15, 2009--ANTs software inc. (OTCBB:ANTS), a leader in database migration solutions, today announced that the Company will hold their Annual Meeting of Shareholders on March 17, 2010 at 1:00 p.m. Pacific Time for Shareholders of record at the close of business on January 21, 2010. The meeting will be held at the Doubletree Hotel, 835 Airport Blvd. Burlingame, California.

ANTs’ CEO Joe Kozak will provide an overview of the 2008 Annual Report, discuss the Company’s progress during 2009 and discuss the strategic initiatives planned for 2010. Additionally, Shareholders will elect three directors, ratify the appointment of its independent registered accounting firm, and transact in other business as it sees fit.

ANTs will broadcast the presentation live and will provide internet meeting instructions on its website a few weeks before the meeting.

About ANTs software inc.

ANTs software inc. is revolutionizing and simplifying database migration, hardware consolidation and IT modernization. Our mission is to help customers efficiently use IT resources and drive down IT operating costs by consolidating hardware and software infrastructure. For more information please visit www.ants.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: potential delays in planned sales of ACS, problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the ANTs Compatibility Server (ACS), and potential problems in protecting the Company’s intellectual property. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
KCSA Strategic Communications
Todd Fromer
212-896-1215/212-896-1273
tfromer@kcsa.com
or
ANTs software Inc.
Cesar Rojas
650-931-0535
cesar.rojas@ants.com